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                                                                      Exhibit 12
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                        COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                                      (Amounts in Thousands)

                                                                                        Year Ended December 31,
                                                                    -------------------------------------------------------------
                                                                       1997         1998         1999         2000        2001
                                                                    ---------    ---------    ---------    ---------    ---------
Pretax income from continuing operations                              $67,110      $78,048      $86,662     $100,053      $90,599
                                                                    =========    =========    =========    =========    =========

Fixed charges:
Interest expense including amortization of deferred costs and
    capitalized interest                                              $38,976      $66,573      $80,851      $94,540      $94,080
Ground rent 33%                                                           $56         $120         $176         $244         $234
Preferred dividends                                                   $14,200      $20,139      $32,419      $42,563      $46,343
Proportionate share of fixed charges of 50 % owned joint ventures
    accounted for using equity method of accounting                   $     -      $     -      $     -      $     -      $     -
                                                                    ---------    ---------    ---------    ---------    ---------

                                Total fixed charges                   $53,232      $86,832     $113,446     $137,347     $140,657
                                                                    ---------    ---------    ---------    ---------    ---------

Capitalized interest during the period                                ($3,991)     ($9,900)    ($13,400)    ($18,200)    ($12,927)
Preferred dividends and preferred operating partnership dividends    ($14,200)    ($20,139)    ($32,419)    ($42,563)    ($46,343)
Amortization of capitalized interest during the period                   $498         $826       $1,272       $1,879       $2,310
Majority-owned subsidiary adjustments                                  $1,049       $3,312      $11,809      $19,593      $21,502
Equity company adjustments                                           ($10,893)    ($13,351)    ($24,713)    ($23,296)    ($18,560)
Equity company adjustments distributed income
    and preferred dividends                                           $10,185      $12,903      $24,713      $23,296      $18,560
                                                                    ---------    ---------    ---------    ---------    ---------

Earnings before income taxes and fixed charges and
    preferred dividends                                              $102,990     $138,531     $167,370     $198,109     $195,798
                                                                    =========    =========    =========    =========    =========

Ratio of earnings to combined fixed charges
    and preferred dividends                                             $1.93        $1.60        $1.48        $1.44        $1.39
                                                                    =========    =========    =========    =========    =========


                                                                              June 30,
                                                                       ----------------------
                                                                         2001          2002
                                                                       ---------    ---------
Pretax income from continuing operations                                 $50,109      $50,577
                                                                       =========    =========

Fixed charges:
Interest expense including amortization of deferred costs and
    capitalized interest                                                 $47,696      $43,178
Ground rent 33%                                                             $152         $151
Preferred dividends                                                      $23,171      $23,618
Proportionate share of fixed charges of 50 % owned joint ventures
    accounted for using equity method of accounting                      $     -      $     -
                                                                       ---------    ---------

                                Total fixed charges                      $71,019      $66,947
                                                                       ---------    ---------

Capitalized interest during the period                                   ($6,860)     ($4,967)
Preferred dividends and preferred operating partnership dividends       ($23,171)    ($23,618)
Amortization of capitalized interest during the period                    $2,540       $2,705
Majority-owned subsidiary adjustments                                    $10,443      $11,200
Equity company adjustments                                              ($10,905)    ($17,617)
Equity company adjustments distributed income
    and preferred dividends                                               $8,701      $17,617
                                                                       ---------    ---------

Earnings before income taxes and fixed charges and
    preferred dividends                                                 $101,876     $102,844
                                                                       =========    =========

Ratio of earnings to combined fixed charges
    and preferred dividends                                                $1.43        $1.54
                                                                       =========    =========
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